Exhibit 2.2

JUNE 18, 2014

MARKIT LTD.

CANADA PENSION PLAN INVESTMENT BOARD

DIRECTOR NOMINATION AGREEMENT

Freshfields Bruckhaus Deringer LLP

65 Fleet Street

THIS AGREEMENT is made on June 18, 2014

BETWEEN:

(1)	MARKIT LTD., a company incorporated pursuant to the laws of Bermuda with registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (the Company); and

(2)	CANADA PENSION PLAN INVESTMENT BOARD, a federal crown corporation incorporated pursuant to the Canada Pension Plan Investment Board Act 1997 (Canada), of One Queen Street East, Suite 2500, Toronto, Ontario M5C 2W5, Canada (CPPIB).

WHEREAS:

(A) It is intended that CPPIB shall acquire an interest in the Company at the closing of the IPO (as defined below) (the Investment).

(B) The Company and CPPIB agree that CPPIB shall have the right to nominate for appointment or election to the Board, and the Company shall be obliged to put forward for election, a CPPIB Director Nominee in accordance with the terms of this Agreement.

IT IS HEREBY AGREED as follows:

1.	INTERPRETATION AND DEFINITIONS

1.1 In this Agreement unless the context requires otherwise the following words and expressions shall have the meanings respectively set out opposite them:

Affiliate has the meaning set forth in Rule 12b-2 promulgated under the U.S. Securities Exchange Act of 1934, as amended and in effect on the date of this Agreement;

AGM means the annual general meeting of the Company;

Constitutional Documents means the memorandum of association and bye-laws of the Company from time to time;

Board means the board of Directors of the Company from time to time;

Business Day means any day (other than a Saturday or Sunday) on which banks are generally open in Toronto, London and New York for business;

Chairman means the chairman of the Board;

Company Group means the Company and each of its subsidiaries from time to time;

Control (including its correlative meanings, Controlled by and under common Control with) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person;

CPPIB Minimum Investment means an Investment in the amount of US$250,000,000;

CPPIB Director Nominee means a Non-Executive Director nominated for appointment or election by CPPIB in accordance with this Agreement;

Director means a director of the Company;

Executive Director means a Director who is also an employee of the Company;

Nominating and Governance Committee means the nominating and governance committee established by the Board;

Governmental Authority means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government;

IPO means the initial public offering of the Shares and listing on the Nasdaq Global (or Global Select) Market;

Law means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority;

Proxy Statement means the management proxy circular, proxy statement or similar document distributed to shareholders of the Company in connection with Company shareholder meetings;

Non-Executive Director means any Director who is not an Executive Director;

Person means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organisation, or other form of business organisation, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof;

Purchased Shares means the Shares acquired by CPPIB pursuant to the Investment;

Shareholder means a holder for the time being of Shares;

Shares means common shares each of $0.01 par value of the Company; and

subsidiary means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of Shares (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by any Person or one or more subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

1.2 Clause headings and the table of contents are inserted for ease of reference only and shall not in any way affect the interpretation of this Agreement.

1.3 References to Clauses are to be construed as references to the Clauses of this Agreement.

1.4 References to any other document or any provision thereof shall be construed as references thereto as it is in force for the time being and as amended or supplemented or replaced from time to time in accordance with the terms thereof or, as the case may be, with the agreement of the relevant parties or the consent of a specified party.

1.5 Words importing the plural shall include the singular and vice versa and words importing the masculine gender shall include the feminine and vice versa and words denoting persons shall include companies.

1.6 References to any Law or provision of any Law include any Law or statutory provision of any Law which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant Law or provision of any Law.

2.	NOMINATION OF DIRECTOR

2.1 Conditional upon the CPPIB having acquired Shares in the Investment with a value at the time of the acquisition of at least the CPPIB Minimum Investment, for so long as CPPIB (together with its respective Affiliates) owns Shares equal to 100% of the number of Purchased Shares, CPPIB will be entitled to nominate for appointment or as a candidate for election to the Board one CPPIB Director Nominee and to nominate another person for appointment or election in that person’s place should that person’s office be vacated.

2.2 CPPIB shall consult with the Nominating and Governance Committee to select a mutually agreeable CPPIB Director Nominee to be nominated by the Nominating and Governance Committee for appointment or election to the Board (such agreement by the Nominating and Governance Committee not to be unreasonably withheld or delayed), and the Company shall use its reasonable best efforts to support the nomination of the CPPIB Director Nominee by the Nominating and Governance Committee. CPPIB agrees that it shall use its reasonable best efforts to select a CPPIB Director Nominee that is neither a citizen nor a resident of the United States. In the event that CPPIB’s initial CPPIB Director Nominee is not acceptable to the Nominating and Governance Committee (acting reasonably), CPPIB shall have the right to propose additional CPPIB Director Nominee(s) until a candidate is mutually agreed between CPPIB and the Nominating and Governance Committee. For the avoidance of doubt, the Nominating and Governance Committee, in considering any CPPIB Director Nominee, shall have the discretion to consider all relevant factors in evaluating such nominee, including, but not limited to, the current composition of the Board, the areas of expertise represented or needed on the Board and the preference for geographic or other diversity of the Board.

2.3 Following mutual agreement of the CPPIB Director Nominee, the Company shall use its reasonable best efforts to put forward such CPPIB Director Nominee for election at the next applicable AGM or take such other steps as are required to have such CPPIB Director Nominee elected or appointed to the Board. If applicable, the Company shall include the CPPIB Director Nominee in the list of nominees for election in each Proxy Statement following CPPIB’s nomination of such CPPIB Director Nominee in accordance with this Clause 2 and take the same or equivalent steps to support the election of such CPPIB Director Nominee as the Company takes to support all other nominee Non-Executive Directors. Upon the closing of the Investment, the Company shall use its reasonable best efforts to have the initial CPPIB Director Nominee appointed by the Board as soon as possible to act as Director in Class III of the Board, filling a vacancy in such Class by an increase in the size of the Board.

2.4 If the office of a CPPIB Director Nominee is vacated or he is not re-elected as a CPPIB Director Nominee, CPPIB will be entitled, by giving written notice to the Company, to nominate a replacement CPPIB Director Nominee for appointment or as a candidate for election.

2.5 Unless CPPIB gives written notice to the Company that it does not wish the CPPIB Director Nominee it has appointed to be nominated for re-election at the time that such CPPIB Director Nominee is required to seek re-election pursuant to the Constitutional Documents, the Company shall (subject to the other provisions of this Agreement) use its reasonable best efforts to ensure that the CPPIB Director Nominee is recommended as a candidate for re-election.

2.6 In the event that CPPIB (together with its Affiliates) ceases to own Shares equal to 100% of the number of Purchased Shares, the CPPIB Director Nominee shall offer to resign from the Board. The Board shall, in its sole discretion, decide to accept or decline such resignation (for the avoidance of doubt, the CPPIB Director Nominee shall not be precluded from resigning from the Board in accordance with the Constitutional Documents and applicable law, and the CPPIB Director Nominee shall be subject to removal from the Board in accordance with the Constitutional Documents or applicable law).

2.7 Any nomination for appointment or election of a CPPIB Director Nominee by CPPIB under this Clause 2 shall be by notice in writing delivered to the Company Secretary of the Company and signed on behalf of CPPIB by an authorised signatory.

2.8 CPPIB shall be responsible for the remuneration and expenses owed to the CPPIB Director Nominee in respect of his services rendered to the Board.

3.	TERMINATION OF THE AGREEMENT

3.1 This Agreement (other than Clauses 1, 2.6 and Clauses 4 to 18 (inclusive) which shall remain in force) shall terminate, and save in respect of any prior breach or any such specified provisions, no party hereto shall have any rights or obligations hereunder, upon the earlier of:

(a)	such time as CPPIB is no longer entitled to nominate a CPPIB Director Nominee pursuant to Clause 2.1; and

(b)	upon the delivery of a written notice by CPPIB to the Company requesting that this Agreement terminate.

4.	NOTICES

Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to CPPIB at the address set forth below, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when sent by facsimile (receipt confirmed), delivered personally, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

If to the Company:	Markit Ltd.

c/o Markit North America, Inc.

620 Eighth Avenue, 35th Floor, New York, NY 10018

Attention:	Adam Kansler, Chief Administrative Officer and General Counsel

If to CPPIB:	Canada Pension Plan Investment Board

One Queen Street East, Suite 2500, Toronto, Ontario M5C 2W5, Canada

Attention:	Scott Lawrence (VP, Head of Relationship Investments) and John Butler (SVP, General Counsel and Corporate Secretary)

5.	AMENDMENT; WAIVER

This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and CPPIB. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

6.	FURTHER ASSURANCES

The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by Law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, CPPIB being deprived of the rights contemplated by this Agreement.

7.	ASSIGNMENT

This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void, provided, however, that CPPIB shall be entitled to assign its rights hereunder to any of its wholly-owned Affiliates without such prior written consent so long as CPPIB also transfers Shares to any such Affiliate equal to 100% of the number of Purchased Shares.

8.	THIRD PARTIES

This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto.

9.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws thereof.

10.	JURISDICTION; WAIVER OF JURY TRIAL

In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that any such action, litigation or proceeding may be brought in any such New York state court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Clause 4. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

11.	SPECIFIC PERFORMANCE

Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defence in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at Law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

12.	ENTIRE AGREEMENT

This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

13.	SEVERABILITY

If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

14.	TABLE OF CONTENTS, HEADINGS AND CAPTIONS

The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

15.	GRANT OF CONSENT

Any vote, consent or approval of CPPIB hereunder shall be deemed to be given with respect to such entity if such vote, consent or approval is given by members of such entity having a pecuniary interest in a majority of the Shares over which all members of such entity then have a pecuniary interest.

16.	COUNTERPARTS

This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

17.	EFFECTIVENESS

This Agreement shall become effective upon the date of the closing of the Investment. For the avoidance of doubt, this Agreement shall be of no force or effect if CPPIB does not acquire Shares in the Investment with a value at the time of the acquisition of at least the CPPIB Minimum Investment.

18.	NO RECOURSE

This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

EXECUTED by	)	/s/ Lance Uggla
for and on behalf of MARKIT LTD.	)	Director
)
	)	Name:	Lance Uggla

EXECUTED by
for and on behalf of CANADA PENSION PLAN INVESTMENT BOARD

By:	/s/ Eric M. Wetlaufer
	Name:	Eric M. Wetlaufer
	Title:	Senior Vice President and Head of Public Market Investments

By:	/s/ R. Scott Lawrence
	Name:	R. Scott Lawrence
	Title:	Vice President and Head of Relationship Investments